Exhibit 99.4

News Corporation

For Immediate Release

Contact: Andrew Butcher +44 20 7782 6019

Teri Everett 212-852-7647

News Corporation Names Robert Thomson Publisher of Dow Jones & Company

Appointment Effective at Completion of News Corporation's Acquisition of Dow Jones

______________________

New York, NY, December 7, 2007: News Corporation today announced that Robert Thomson will become Publisher of Dow Jones & Company, Inc. and The Wall Street Journal, upon completion of the company's acquisition. The appointment was announced by Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation.

Following the completion of the Dow Jones acquisition, the Managing Editor of the Wall Street Journal, The Editorial Page Editor, and the Managing Editor of Dow Jones Newswires, as well as the editors of Barron's and MarketWatch.com will report to Thomson.

Commenting on the appointment, Mr. Murdoch said: "Robert's brilliant editorial instincts combined with his keen sense of the marketplace will be tremendously valuable at this critical stage in the expansion of The Wall Street Journal and the other Dow Jones properties."

Mr. Thomson said: "I have cherished my time at The Times, which will be in the very capable hands of James Harding, one of the most outstanding British journalists of his generation. I now look forward to increasing the reach and influence of Dow Jones and The Wall Street Journal, great brands destined to have an even greater future."

Thomson, 46, was appointed Editor of The Times in March 2002. In the past five years, the paper has experienced a period of outstanding growth, in print and online. The Times has led the quality market for the past 36 months in newsstand sales.

Prior to joining The Times, Mr. Thomson was Editor of the U.S. edition of the Financial Times where he took editorial responsibility for the FT Group's ambitious drive into the U.S. market. During his four-year tenure, the FT more than tripled its circulation to nearly 150,000 and Mr. Thomson was named U.S. business journalist of the year in 2001 by the influential trade journal TJFR for his work in building the FT's operations in print and online.

Before arriving in New York, Mr. Thomson was Editor of the Weekend FT and Assistant Editor of the Financial Times. He orchestrated a successful redesign of the Weekend FT in late 1996 and that edition became the fastest growing newspaper in the U.K. market during 1997.

From 1994 to 1996, he was the FT's Foreign News Editor in London, overseeing the paper's extensive network of correspondents. Mr. Thomson had been a correspondent himself in Tokyo (1989-1994), where he witnessed the rise and fall of the "bubble economy", and in Beijing (1985-1989), where he reported on the country's economic and social reforms and the crushing of the democracy movement in Tiananmen Square. Mr. Thomson started his career in journalism at The Herald in Melbourne 28 years ago.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

Editors note: A complete biography of Mr. Thomson is attached and a picture is available upon request from mwhiteman@newscorp.com or caroline.johnston@newsint.co.uk